Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into and effective this 29th day of June, 2008 (the “Effective Date”) between Clear Channel Broadcasting, Inc. (the “Company”) and John Hogan (the “Employee”).

WHEREAS, the Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement, which supersedes the prior employment agreement dated February 18, 2004;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF EMPLOYMENT. Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by Company, in accordance with the terms and conditions of this Agreement, for the period commencing as of the Effective Date and ending on June 29, 2013 (the “Employment Period” or “Term”). Thereafter, beginning on June 30, 2013, the Employment Period shall be automatically extended from year to year unless either Company or Employee gives written notice of non-renewal on or before April 1, 2013, or annually on each April 1 thereafter, that the Employment Period shall not be extended. The term “Employment Period” shall refer to the Employment Period if and as so extended. If this Agreement is extended pursuant to the foregoing provisions, all terms and conditions of this Agreement shall remain the same; provided, however, that the terms of this Agreement may be modified in accordance with Section 18.

2. TITLE AND DUTIES. The Employee’s title is President and Chief Executive Officer, Clear Channel Radio. The Employee will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report to Mark Mays, Chief Executive Officer, Clear Channel Communications, Inc. The Employee will devote his full working time and efforts to the business and affairs of Clear Channel Radio.

3. COMPENSATION AND BENEFITS.

(A) BASE SALARY. The Company will continue to pay Employee his annual base salary through January 31, 2009. Employee is eligible for a raise after completion of the 2008 compensation study on or about October 1, 2008. Thereafter, Employee will be eligible for annual raises after January 31, 2009 commensurate with Company policy. All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board or its Compensation Committee.

(B) PERFORMANCE BONUS. No later than March 15 of each calendar year following that in which the Performance Bonus was earned during the term, Employee will be eligible to receive a performance bonus as set forth in the Performance Bonus Calculation attached as “Exhibit A” to this Employment Agreement.

(C) EMPLOYMENT BENEFIT PLANS. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.

(D) EXPENSES. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy. Any reimbursement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Employee’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(E) STOCK OPTIONS OR OTHER FORM OF ADDITIONAL CONSIDERATION. Employee shall be eligible to receive Stock Options or an alternative form of additional compensation, subject to performance criteria, input from the CEO of Clear Channel Communications, Inc. (CCU), and approval from CCU’s Board of Directors. In Company’s sole discretion, Company may at any time (i) alter, suspend or discontinue its stock option grant or long term incentive compensation program or (ii) replace the program with an alternative form of additional compensation.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the

Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

5. NONHIRE OF COMPANY EMPLOYEES. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of twelve months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding the Employee’s last day of employment with the Company or within the 12-month period of this covenant) who worked, works, or has been offered employment by the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated.

6. NON-COMPETITION. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company and for a period of one year thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after the Employee’s employment with the Company has terminated, upon receiving written permission by the Board, the Employee shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.

To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of one year thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the

Company, (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.

The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

Should the Employee violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until he permanently ceases such violation.

Notwithstanding anything to the contrary in this Agreement, if the noncompetition covenant is adjudged to be invalid or unenforceable, or if it is substantially reduced in scope or geographic area, and if Employee then performs services in any capacity in competition with the Company, then the Company shall have no severance compensation obligations to Employee under Section 8 of this Agreement.

7. TERMINATION. The Employee’s employment with the Company may be terminated under the following circumstances:

(A) DEATH. The Employee’s employment with the Company shall terminate upon his death.

(B) DISABILITY. The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by the Company.

(C) TERMINATION BY THE COMPANY. The Company may terminate the Employee’s employment without cause, subject to the severance obligations in Section 8(d). The Company may also terminate his employment for Cause. A termination for Cause must be for one or more of the following reasons: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of the Company’s policy on sexual harassment, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes, or other willful misconduct as determined in the sole reasonable discretion of the Company; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) the Employee’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of the Employee, a plea of nolo contendere by the Employee, or other conduct by the Employee that, as determined in the sole reasonable discretion of the Board, has resulted in, or would result in if he were retained in his position with the Company, material injury to the reputation of the Company, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a material breach by the Employee of any of the provisions of this Agreement; or (vi) a material violation by the Employee of the Company’s employment policies.

(D) Termination By Employee For Good Cause. Employee may terminate this Agreement at any time for “Good Cause,” which is defined as one of the following: (i) a repeated willful failure of Company to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; or (ii) a substantial and unusual change in Employee’s position, material duties, responsibilities, or authority without an offer of additional reasonable compensation as determined by Company in light of compensation levels for similarly situated employees; or (iii) a substantial and unusual reduction in Employee’s material duties, responsibilities or authority. If Employee elects to terminate this Agreement for “Good Cause” as described above in this paragraph, Employee must provide Company written notice within thirty (30) days of the occurrence of “Good Cause,” after which Company shall have thirty (30) days within which to cure. If in spite of Company’s efforts to cure, Employee still elects to terminate this Agreement, he must do so within ten (10) days after the end of the cure period.

(E) KEY MAN. (This provision has been approved by the Compensation Committee of the Board of Directors.) In the event that during the Term of this Agreement the circumstance arises that the Employee does not report directly to Lowry Mays, Mark Mays, or Randall Mays, Employee may terminate this Agreement, in writing, but in no event later than 90 days after such circumstance occurs. Compensation as a result of a Termination under this provision shall be treated the same as if the Employee had terminated for Good Cause (See Section 8(e), below).

8. COMPENSATION UPON TERMINATION.

(A) DEATH. If the Employee’s employment with the Company terminates by reason of his death, the Company will, within 45 days of said termination, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, the Employee’s accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(B) DISABILITY. If the Employee’s employment with the Company terminates by reason of his disability, the Company shall, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(C) TERMINATION BY THE COMPANY FOR CAUSE. If the Employee’s employment with the Company is terminated by the Company for Cause the Company will, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(D) NON-RENEWAL BY COMPANY; TERMINATION BY THE COMPANY WITHOUT CAUSE. If the Employee's employment with the Company is terminated by the Company without Cause, or if Company terminates employment following its notice of non-renewal, the Employment Period shall end on a date to be determined by Company and the Company will, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition, if Employee signs a severance agreement and general release of claims in a form and manner satisfactory to Company, Company will pay to Employee, in periodic payments twice per month over a period of three years in accordance with ordinary payroll practices and deductions, an amount equal to three times the average of Employee’s annualized base salary for the current and prior full year of employment.

(E) TERMINATION BY EMPLOYEE FOR GOOD CAUSE. If the Employee terminates for Good Cause under Section 7, employment shall end on a date to be determined mutually by Company and Employee, and the Company will, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition, if Employee signs a severance agreement and general release of claims in a form and manner satisfactory to Company, Company will pay to Employee, in periodic payments twice per month over a period of three years, in accordance with ordinary payroll practices and deductions, an amount equal to three times the average of Employee’s annualized base salary for the current and prior full year of employment.

(F) NON-RENEWAL BY EMPLOYEE. If Employee gives notice of non-renewal under Section 1, employment shall end on a date to be determined by Company and the Company will, within 45 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition, if Employee signs a severance agreement and general release of claims in a form and manner satisfactory to Company, Company will, within 45 days, pay to Employee, an amount equal to Employee’s then current base salary for one year, payable in periodic payments twice per month over a period of one year during the Employee’s one year noncompete, in accordance with ordinary payroll practices and deductions.

(G) PRO-RATA BONUS. If Company terminates Employee without Cause or due to non-renewal notice by Company, or if Employee terminates for Good Cause, Employee shall be paid a pro-rata Performance Bonus no later than March 15 of the calendar year following that in which the Performance Bonus would otherwise have been earned during the term, It is expressly understood and agreed that the pro-rata Performance Bonus will be paid only if such bonus would have otherwise been earned if employment had not been terminated.

(H) EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS. Upon complying with Subparagraphs 8(a) through 8(e) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

9. PARTIES BENEFITED; ASSIGNMENTS. This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.

10. NOTICES. Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Board or the Company, the notice will be sent to Mark P. Mays, 200 E. Basse Road, San Antonio, TX 78209 and a copy of the notice will be sent to Chief Legal Officer, 200 E. Basse Road, San Antonio, TX 78209. If to the Employee, the notice will be sent to 30899 Venturer, Fair Oaks Ranch, TX 78015 and a copy of the notice will be sent to Michael Hogan. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflict provisions or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas and the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Texas for any lawsuit arising from or relating to this Agreement.

12. DEFINITION OF COMPANY. As used in this Agreement, the term “Company” shall include any of its present and future divisions, operating companies, subsidiaries and affiliates.

13. LITIGATION AND REGULATORY COOPERATION. During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company will pay the Employee on an hourly basis (to be derived from his base salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.

14. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES. The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee’s employment for the benefit of the Employee (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

15. ARBITRATION. The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee’s employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration

Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorney’s fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys. A breach or threat of breach of this Agreement by either party to this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction in the appropriate court to enjoin the breaching party from violating this Agreement in order to prevent immediate and irreparable harm to the non-breaching party.

16. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE. The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder. The Employee also represents and warrants to the Company that he is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

17. SECTION 409A COMPLIANCE. Payments under this Agreement (the “Payments”) shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A, the Regulations, applicable case law and administrative guidance. All Payments shall be, under all circumstances, deemed to come from an unfunded plan. Further, notwithstanding any provision in this Agreement to the contrary, all Payments subject to Section 409A will not be accelerated in time or schedule. Employee and Company will not be able to change the designated time or form of any Payments subject to Section 409A. In addition, all Severance Payments that are deferred compensation and subject to Section 409A will only be payable upon a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. All references in this Agreement to a termination of employment and correlative terms shall be construed to require a “separation from service.”

18. MISCELLANEOUS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above, with the express understanding that this Agreement is subject to (i) closing of the amended merger agreement dated May 13, 2008, and (ii) formal approval by the Board of Directors of CCU and CC Media Holdings, Inc.

DATE: 6-30-08	JOHN HOGAN
/s/ John Hogan

DATE: 6-30-08	CLEAR CHANNEL BROADCASTING, INC.

	By:	/s/ Mark P. Mays
	Name:	MARK P. MAYS
	Title:	Director, Clear Channel Broadcasting, Inc. and Chief Executive Officer, Clear Channel Communications, Inc.

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